Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Agreement is entered into as of the 1st day of March, 2017 (the “Effective Date”) by and between Rand Capital Corporation, a New York corporation (the “Company”), and Daniel P. Penberthy (the “Executive”).

WHEREAS, the Company recognizes that the Executive’s continuing service to the Company is crucial to the future success of the Company and recognizes further that as is generally the case with publicly held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders;

WHEREAS the Board of Directors of the Company (the “Board”), on recommendation of the Compensation Committee of the Board, has determined that it is in the best interests of the Company that the Company be able to receive and rely upon the Executive’s advice as to the best interests of the Company, without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a change in control;

WHEREAS, the Company desires to enter into this Agreement to provide the Executive with a level of financial protection in the event that his employment terminates in connection with a change in control of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean that the Executive has (i) willfully committed an act or omission that materially harms the Company; (ii) been grossly negligent in the performance of the Executive’s duties to the Company; (iii) willfully failed or refused to follow the lawful and proper directives of the Board, which failure or refusal is not cured within 15 business days after written notice thereof is provided by the Company to the Executive in writing specifying the acts or omissions supporting the claim of Cause made under this clause (iii); (iv) been convicted of, or pleaded guilty or nolo contendere to, a felony; (v) committed an act involving moral turpitude that is or is reasonably expected to be materially injurious to the Company or its reputation; (vi) committed an act relating to the Executive’s employment or the Company involving, in the good faith judgment of the Board, fraud or theft; (vii) materially breached this Agreement or any other agreement between the Executive and the Company, all as may be amended from time to time, which breach, if capable of cure, is not cured within 15 business days after written notice thereof is provided by the Company to the Executive in writing specifying the acts or omissions supporting the claim of Cause made under this clause (vii); or (viii) breached any code of conduct or ethics or any policy of the Company, all as may be amended from time to time, which breach is or is reasonably expected to be materially injurious to the Company or its reputation and which breach, if capable of cure, is not cured within 15 days after written notice thereof is provided by the Company to the Executive in writing specifying the acts or omissions supporting the claim of Cause made under this clause (viii).

(b) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events (provided that “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, such that it will not cause adverse tax consequences for either party under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations 1.409A-3(i)(5), and any successor statute, regulation and guidance thereto):

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) a merger or consolidation of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors (including, for these purposes, new directors taking office after the date hereof whose election or nomination was so approved), but shall not include a director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c) Disability. For purposes of this Agreement, “Disability” shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan. Whether the Executive has a Disability will be determined in good faith by the Board. In any case, if a disability is determined to trigger the payment to the Executive of any “deferred compensation” as defined in Section 409A of the Code, disability shall be determined in accordance with Section 409A of the Code.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent: (i) a change in the principal location at which the Executive performs his duties for the Company to a new location that is at least fifty (50) miles from the prior location; (ii) a material change in the Executive’s authority, duties or responsibilities as an executive officer of the Company, which would cause his position with the Company to become of less responsibility, importance or scope than his position with the Company immediately prior to the Change in Control; provided, however, that such material change is not in connection with the termination of the Executive’s employment by the Company for Cause or by reason of death or Disability, and further provided, that it shall not be considered a material change if the Company becomes a subsidiary of another entity and the Executive continues to hold a position in the subsidiary that is at least as high (in both title and scope of responsibilities) as the position he held with the Company immediately prior to the Change in Control; (iii) a reduction in the Executive’s annual base salary or (iv) a reduction in the Executive’s annual bonus and profit sharing opportunity as compared to the annual bonus and profit sharing opportunity for the previous fiscal year.

2. Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until December 31, 2019 (the “Initial End Date”); provided, however, that commencing on the Initial End Date and continuing each anniversary thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than nine (9) months before the conclusion of the Term, the Company or the Executive shall have given notice to the other not to extend the Term; and further provided, that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the eighteenth (18th) month following the month in which such Change in Control occurred. Notice not to extend the Term or termination of this Agreement shall not constitute Cause or Good Reason (both terms as defined above).

3. Compensation.

(a) In the event that in connection with or within eighteen (18) months following a Change in Control the Executive’s employment with the Company is terminated by the Company other than for Cause (but not including termination due to the Executive’s death or Disability), or is terminated by the Executive for Good Reason, then, contingent upon the Executive’s execution and non-revocation of, and compliance with, a release of claims in substantially the form attached hereto as Exhibit A (the “Release”), the Executive shall be entitled to, in addition to any amounts due to the Executive for services rendered prior to the employment termination date:

(i) a lump sum payment from the Company in an amount equal to one (1.0) times the Executive’s annual base salary then in effect; and

(ii) a lump sum payment from the Company in an amount equal to the average of the annual incentive bonuses and profit sharing payments earned by the Executive for the last five fiscal years ended prior to the Executive’s employment termination date;

which lump sums shall be paid on the sixtieth (60th) day following the Executive’s termination of employment, provided that the Release is executed and effective by such date, failing which the Executive shall forfeit the payment of such amount; provided, however, that in the event the Change of Control giving rise to such lump sum payments is described at Section 1(b)(ii) or (iii) of this Agreement, then the aggregate amount of these lump sums payable to the Executive shall not exceed (and shall be cut back so as not to exceed) 1.5% of the total equity capitalization of the Company implied by such Change in Control event, further, provided, however, that in no event will the aggregate lump sums payable to the Executive under this Section 3(a) be less than the amount described in Section 3(a)(i) above. The calculation of the amount of any cutback pursuant to the previous sentence shall be made by the Board in the good faith exercise of its discretion.

(b) If any of the benefits set forth in this Agreement are deferred compensation as defined in Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before, subject to subsection (c) below, a distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.

(c) Notwithstanding any other provision with respect to the timing of payments, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then solely to the extent necessary to comply with the requirements of Code Section 409A, any payments to which the Executive may become entitled under this Agreement which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh (7th) month following the termination of the Executive’s employment, at which time the Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to the Executive under this Agreement.

(d) If any payment or benefit the Executive would receive under this Agreement, together with any other payment or benefit the Executive receives as a result of a Change in Control (“CIC Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such CIC Payment shall be either (x) the full amount of such CIC Payment or (y) such lesser amount as would result in no portion of the CIC Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account applicable federal, state, and local employments taxes, income taxes, and the Excise Tax results in the Executive’s receipt, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the CIC Payment may be subject to the Excise Tax. The Company shall, in a manner compliant with Code Section 409A, determine in good faith which payment(s) or benefit(s) to reduce based on what provides the best economic result for the Executive. The Company shall provide the Executive with sufficient information to support its determination and to allow the Executive to file and pay any required taxes.

4. No Duplication. This Agreement supersedes and replaces any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which may have been made by either party.

5. No Mitigation or Set-Off. If the Executive’s employment with the Company terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company under this Agreement. In no event will the amounts payable to the Executive by the Company under this Agreement be subject to any set-off, claim or other right in favor of the Company.

6. Continuing Obligations. The Company’s obligations under this Agreement are in consideration of the Executive’s agreement to comply with his obligations under this Agreement, the Release and any confidentiality, non-solicitation, non-competition or similar covenant or agreement binding on the Executive, if any. The parties agree that the Executive’s obligations set forth under this Agreement, the Release and any such covenant or agreement shall survive termination of this Agreement and termination of the Executive’s employment, regardless of the reason for such termination.

7. Enforceability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

8. Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission or electronic mail upon acknowledgment of receipt of transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to the Executive shall be sent to the last known address in the Company’s records or such other address as the Executive may specify in writing. Notices to the Company shall be sent to the Chairman of the Compensation Committee of the Board, or to such other Company representative as the Company may specify in writing.

9. Claims for Benefits. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. In no event shall the Board’s claims or appeals determination be given any deference or weight in any subsequent legal proceeding.

10. Modifications and Amendments. This Agreement may be modified or amended only by written agreement executed by the Company and the Executive. The Company and the Executive agree that they will jointly execute an amendment to modify this Agreement to the extent necessary to comply with or be exempt from the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement.

11. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

12. Binding Effect; Assignment. The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

13. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of New York, without giving effect to the conflict of law principles thereof.

14. Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America for the Western District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

15. Attorneys’ Fees. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

16. Withholding. The Company is authorized to withhold, or to cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.

17. Tax Consequences. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

18. Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Section 409A. The parties hereto intend that the payments and benefits provided by this Agreement shall comply with or be exempt from the requirements of Code Section 409A and related regulations and Treasury pronouncements, and this Agreement shall be interpreted accordingly. Each separately identified payment or benefit hereunder shall be deemed to be a separately determinable payment for purposes of Code Section 409A, and each payment to be made in installments, if any, shall be deemed a series of separate payments. If any provision provided herein could result in the imposition of an additional tax under the provisions of Code Section 409A, the Executive and the Company agree that such provision will be reformed to avoid imposition of any such additional tax in the manner that the Executive and the Company mutually agree is appropriate to comply with or be exempt from Code Section 409A.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

COMPANY:

RAND CAPITAL CORPORATION

By:	/s/ Robert M. Zak
Name:	Robert M. Zak
Title:	Chair, Compensation Committee of Board of Directors

EXECUTIVE:

/s/ Daniel P. Penberthy
Daniel P. Penberthy

Exhibit A

GENERAL RELEASE AGREEMENT

1. General Release. This General Release Agreement (the “General Release”) is hereby executed and entered into by                     (the “Executive”) in consideration of the payments and benefits to be made under that certain Change in Control Agreement, dated                     , (the “Agreement”), between the Executive and Rand Capital Corporation (the “Company”). The Executive, on behalf of himself and his heirs, executors, administrators and assigns, hereby releases and forever discharges the Company and each of its subsidiaries, affiliates and investees (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity (the “Released Claims”). For avoidance of doubt, and without limiting the broad nature of the Released Claims, this General Release releases the Company Released Parties from any and all claims: (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Older Worker Benefit Protection Act, Articles 5, 6, 7, and 19 of the New York Labor Law (N.Y. Labor Law §§ 160 to 219-c, 650 to 665), Sections 120, 125, and 241 of the New York Workers’ Compensation Law, the New York Human Rights Law (N.Y. Executive Law §§ 290 to 301), Article 23-A of the New York State Corrections Law, and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) claims under which may be legally waived and released, and any and all claims under any whistleblower laws or whistleblower provisions of other laws. The Executive further affirms that as of the date of this General Release he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, and/or benefits are due to him, except as provided in the Change in Control Agreement. The Released Claims do not include any claim: (a) that arises exclusively after the date Executive executes this

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Agreement; (b) to vested or accrued rights under any of Company’s employee benefit or compensation plans; (c) that cannot be released under law, such as claims for statutory unemployment benefits or workers’ compensation benefits; or (d) for indemnification as a former officer or director of the Company.

2. No Admissions. The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Conditions of General Release.

(a) Terms and Conditions. From and after the date of termination of employment, the Executive shall abide by all the terms and conditions of this General Release and the terms and conditions of any employment, confidentiality or other agreement signed by the Executive, which is incorporated herein by reference.

(b) Confidentiality. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), use or disclose, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than acts by the Executive in violation of this General Release). This confidentiality obligation is in addition to, and not in lieu of, any other contractual, statutory and common law confidentiality obligation of the Executive to the Company. Notwithstanding any other provision of this General Release, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (1) files any document containing trade secrets under seal; and (2) does not disclose trade secrets, except pursuant to court order.

(c) Return of Company Material. The Executive represents that he has returned to the Company all Company Material (as defined below). For purposes of this Section 5(c), “Company Material” means any documents, files and other property and information of any kind

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belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or benefits.

(d) Cooperation. Following the date of termination of employment, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board of Directors and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group.

(e) Nondisparagement. Except as may be permitted by Section 8 of this General Release, the Executive acknowledges and agrees that he shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the Company or any Company Released Party, including, but not limited to, any statements that disparage in any way whatsoever the Company’s services, businesses, finances, financial condition, capabilities or other characteristics.

(f) Other Agreements; Policies. The Executive expressly acknowledges and agrees that any agreement with the Company executed by him or Company policy applicable to him is incorporated herein by reference, and shall survive the execution of this General Release in full force and effect pursuant to its terms.

(g) No Representation. The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to him and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

(h) Injunctive Relief. The Executive acknowledges that failure by the Executive to comply with the provisions of Section 4 of this General Release, will cause the Company irrevocable harm and that a remedy at law for such a failure would be an inadequate remedy for the Company. In the event of a breach or threatened breach by the Executive of this Section 4, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient. Nothing contained herein shall be construed as a bar or waiver with respect to any right or remedy the Company may have at law or equity, including any award of monetary damages for breach of this General Release.

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5. Voluntariness. The Executive agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release VOLUNTARILY and of his own free will without inducement by fraud, duress, or any undue influence; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he believes is satisfactory and adequate.

6. Legal Counsel. The Executive acknowledges that he has been informed of the right to consult with legal counsel, he has been encouraged to do so by the Company, and that to the extent he wishes to avail himself of this right he has done so.

7. Complete Agreement/Severability. Other than the agreements and/or obligations specifically referenced as surviving herein, this General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

8. Protected Rights. Nothing in this General Release shall restrict Executive from providing truthful information to a court or government agency to the extent Executive has a protected right to do so, or as otherwise required by law. Further, this General Release does not limit Executive’s rights, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency charged with enforcement of any law.

9. Acceptance. The Executive acknowledges that he has been given a reasonable period of time (no less than twenty-one (21) days) within which to consider the terms of this General Release and that he may accept the terms of this General Release at any time within this period of time by signing the General Release and returning it to the Company.

10. Revocability. The Executive understands that he has the right to revoke and cancel this General Release for seven (7) days after he signs it. The Executive may revoke his acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes and the Company would have no obligation to provide or pay any amounts or provide any other consideration pursuant to the Change in Control Agreement. The General Release shall not be effective and enforceable until after the passage of the seven (7) day period without the Executive having revoked it and the General Release will become effective on the eighth day after he signs the Agreement (the “Effective Date”).

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11. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of New York without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the date set forth below.

EXECUTIVE

Date:

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